UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2023

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane,
Rutland, Vermont	05701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	CWST	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 21, 2023, Casella Waste Systems, Inc. (the “Registrant” or the “Company”) and its wholly-owned subsidiary Casella Mid-Atlantic, LLC (the “Buyer”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with GFL Environmental Inc. (the “Seller Parent”), GFL (CW) Holdco, LLC (“Holdco”) and Waste Industries USA, LLC (“Waste Industries USA”, and together with Holdco, the “Sellers”), pursuant to which the Buyer agreed to acquire 100% of the equity interests in Waste Industries of Maryland, LLC (“Waste Industries Maryland”) and its wholly-owned subsidiary Pink Trash Company, Inc. (“Pink Trash Company”), Waste Industries of Delaware, LLC (“Waste Industries Delaware”), Waste Industries of Pennsylvania, LLC (“Waste Industries Pennsylvania”) and County Waste of Pennsylvania, LLC (“County Waste Pennsylvania” and collectively with Waste Industries Maryland, Pink Trash Company, Waste Industries Delaware and Waste Industries Pennsylvania, the “Target Companies”) from Sellers for approximately $525 million in cash, subject to the terms and conditions set forth therein (the “Transaction”). The proposed acquisition includes nine hauling operations, one transfer station, and one material recovery facility with aggregate annualized revenues of approximately $185 million.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. Among other things, from the date of the Purchase Agreement until the earlier of the consummation of the Transaction or the termination of the Purchase Agreement in accordance with its terms, the Sellers are obligated to conduct the business of the Target Companies in the ordinary course of business consistent with past practice and to comply with certain other covenants regarding the operation of the business. The parties have also agreed to use their respective reasonable best efforts to respond to and comply with any request for information or documents from any governmental authority in connection with the Transaction on the terms and subject to the conditions set forth in the Purchase Agreement. The Purchase Agreement restricts the Seller Parent, the Sellers and their controlled affiliates from (i) soliciting or hiring employees or independent contractors of the Target Companies, or certain employees or independent contractors of the Buyer and its affiliates, for a period of two years following the closing date of the Transaction, (ii) soliciting any client, customer, supplier, vendor or other business relation or prospective client or customer of the Target Companies, other than with respect to specified non-competing activities, in the area comprising the 100-mile radius surrounding Target Company facilities, but not including operations in Virginia or West Virginia (the “Geographic Region”), for a period of five years following the closing date of the Transaction, and (iii) engaging in business activities that compete with certain business activities of the Target Companies in the Geographic Region for a period of five years following the closing date of the Transaction.

The Purchase Agreement provides that the Seller Parent and the Sellers will, following the closing of the Transaction, indemnify Buyer and its affiliates for certain losses arising out of or relating to (i) certain inaccuracies in, or breaches of, representations and warranties made by the Seller Parent or the Sellers in the Purchase Agreement, (ii) any failure to perform any covenant or agreement made by the Seller Parent or the Sellers in the Purchase Agreement, (iii) certain matters set forth on a schedule to the Purchase Agreement, (iv) certain indebtedness, transaction expenses, and other components of the purchase price, as set forth in the Purchase Agreement, (v) certain liabilities for taxes, (vi) certain retained liabilities, and (vii) certain liabilities relating to the failure of Seller Parent to obtain consent to the change of control of one of the Target Companies, as required by a certain equipment lease to which such Target Company is a party.

The Purchase Agreement also provides that Buyer will, following the closing of the Transaction, indemnify Seller for certain losses arising out of or relating to (i) certain inaccuracies in, or breaches of, representations and warranties made by the Buyers in the Purchase Agreement and (ii) any failure to perform any covenant or agreement made by the Buyer in the Purchase Agreement. The Registrant has agreed to guarantee the due payment and performance of Buyer’s obligations under the Purchase Agreement.

Subject to certain specified exceptions contained in the Purchase Agreement, the Seller representations and warranties designated as fundamental will survive for a period of ten years following the closing of the Transaction, certain of the Seller representations and warranties with respect to taxes will survive for a period of sixty days after the expiration of the application statute of limitations, the Seller representations and warranties with respect to environmental matters will survive for a period of three years following the closing of the Transaction, and all other Seller representations and warranties will survive for a period of eighteen months following the closing of the Transaction, after which time the non-breaching party and its affiliates will have no liability under the Purchase Agreement with respect to breaches thereof, except in respect of any claims made before such representations would otherwise expire. The foregoing description of the indemnification obligations are subject to certain exceptions and limitations set forth more fully in the Purchase Agreement.

In connection with the transactions contemplated by the Purchase Agreement, the Buyer purchased representation and warranty insurance policies with respect to breaches of the representations and warranties of the Seller Parent and the Sellers set forth in the Purchase Agreement. The policies are subject to a retention amount, policy exclusions, policy limits and certain other customary terms and conditions. At the closing of the Transaction, an aggregate amount of $1,968,750 of the purchase price will be deposited into an escrow account for up to one year from the closing date of the Transaction to satisfy certain indemnification obligations of the Seller Parent and the Sellers.

Each party’s obligation to consummate the transactions contemplated by the Purchase Agreement is subject to certain customary conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the absence of any order issued by any governmental authority or law restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement. The Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement is also conditioned on, among other things, the absence of a Material Adverse Effect (as defined in the Purchase Agreement) having occurred since the date of the Purchase Agreement.

The Purchase Agreement also contains certain customary termination rights, including the right of either the Buyer or the Seller Parent to terminate the Purchase Agreement (i) if the transactions contemplated by the Purchase Agreement have not been consummated by August 1, 2023, (ii) if a governmental authority of competent jurisdiction has issued a final, non-appealable governmental order permanently enjoining or prohibiting any of the transactions contemplated by the Purchase Agreement, or (iii) in the event of certain uncured material breaches of the Purchase Agreement by the other party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which will be filed with the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2023.

Commitment Letter

In connection with the Transaction, the Registrant entered into a Commitment Letter, dated as of April 21, 2023 (the “Bridge Commitment Letter”), with Bank of America, N.A., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Comerica Bank and Citizens Bank, N.A. (collectively, the “Commitment Parties”), pursuant to which, among other things, the applicable Commitment Parties committed, on the terms and conditions set forth in the Commitment Letter, to (i) provide the Registrant with secured bridge financing in the amount of up to $375 million (such commitments, the “Bridge Commitments” and such financing, the “Bridge Loan”) to fund a portion of the consideration for the Transaction and to pay fees, costs and expenses incurred in connection with the Transaction (the “Transaction Uses”) and (ii) execute and deliver an amendment to Registrant’s Amended and Restated Credit Agreement dated as of December 22, 2021, as amended (the “Credit Agreement”), by and among Registrant, certain subsidiaries of Registrant, Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”) and lender, the other applicable Commitment Parties, and the other financial institutions from time to time party thereto. In addition, the Registrant has reserved cash or cash equivalents in the amount of approximately $150 million out of Registrant’s cash on hand and revolver borrowings which it may use to fund the remaining portion of the Transaction Uses not anticipated to be funded with debt proceeds.

If drawn, the 364 day Bridge Loan will be secured pari passu with the Credit Agreement and shall have substantially the same affirmative and negative covenants (except no financial covenants shall apply) and events of default as the Credit Agreement. The applicable interest rate with respect to the Bridge Loan will be (unless Base Rate loans plus the applicable margin is effective) Term SOFR plus an adjustment of 0.10%, plus the applicable margin of (i) 3.25%. from the date of funding such Bridge Loan (the “Closing Date”) until the date that is 91 days thereafter, (ii) 3.75% from the date that is 91 days after the Closing Date until the date that is 180 days after the Closing Date, (iii) 4.25% from the date that is 181 days after the Closing Date until the date that is 270 days after the Closing Date, and (iv) 4.75% thereafter. The Registrant has agreed to pay certain fees to, and costs and expenses of, the Commitment Parties in connection with the Transaction. The aggregate commitments in respect of the Bridge Loan shall be permanently reduced, and after the date such Bridge Loan is funded, the Bridge Loan shall be prepaid, without penalty or premium, in each case, dollar-for dollar, by 100% of the amount of any net proceeds received by the Registrant or its subsidiaries from any sale or issuance of debt securities or any incurrence of debt for borrowed money in excess of $275 million, other than certain excluded debt (such as revolver borrowings and up to $275 million of unsecured bridge loans). The Bridge Loan can be voluntarily prepaid by Registrant at any time without penalty or premium (other than customary breakage costs).

The funding of the Bridge Commitments are subject to various conditions, including (i) the consummation of the Transaction in accordance with the Purchase Agreement in all material respects, (ii) the execution of definitive documentation consistent with the Bridge Commitment Letter, (iii) delivery of certain financial statements and an unaudited pro forma model of the Registrant and its subsidiaries, (iv) the execution and delivery of the Amendment or another amendment permitting the Bridge Loan (including with respect to the limited conditionality provisions as to funding of the Bridge Loan thereunder), and (v) other customary closing conditions. The Bridge Commitments will terminate upon the earliest of (i) 5:00 p.m. (Eastern time) on August 1, 2023, (ii) the consummation of the Transaction without the use of the Bridge Loan, and (iii) the termination of the Purchase Agreement in accordance with its terms. The Bridge Commitment Letter contains other customary terms and conditions.

The Registrant anticipates issuing a term loan A (which may be delayed draw) under the Credit Agreement in the maximum aggregate amount of up to $400 million (“Term Loan A”) to finance all or a portion of the Transaction Uses instead of (or to supplement) the Bridge Loan under the Bridge Commitment. The payment, interest rate, prepayment and conditions to the making of the Term Loan A shall be determined by the lenders providing such Term Loan A, the Administrative Agent and the Registrant in a subsequent agreement by such parties, except that the maturity date of such Term Loan A may not be earlier than the then applicable latest maturity date for loans under the Credit Agreement, the scheduled amortization may not exceed 5% per annum, the Term Loan A may participate on a pro rata or less than pro rata basis in voluntary and mandatory prepayments of other term loans under the Credit Agreement and the conditions to making such loans may be limited. Unless otherwise agreed, the negative and affirmative covenants and events of default under the Term Loan A shall be identical to those applicable to other term loans in the Credit Agreement. The aggregate principal amount of the Term Loan A, when combined with the Bridge Loan, shall not exceed $400 million. The Registrant has received the commitment of certain Commitment Parties to an aggregate of $224.5 million of the Term Loan A and intends to commence syndication of the Term Loan A on or about April 27, 2023.

The anticipated Amendment will amend the Credit Agreement to, among other things, add the Bridge Loan and Term Loan A as tranches available under, and permit the Bridge Loan and the Term Loan A under, the Credit Agreement, in each case, subject to the terms and limited conditionality provisions described in the Amendment and the applicable definitive documentation. In addition, it is anticipated that the Amendment will amend the Credit Agreement by: (i) amending the definition of Consolidated Adjusted Net Income to include an add back for certain non-recurring out of pocket fees and costs, (ii) amending the definition of Consolidated EBITDA to, among other things, permit the inclusion of certain Consolidated EBITDA of the Target Companies, (iii) amending the definition of Consolidated Net Leverage Ratio in order to, subject to the limitations therein, allow additional cash netting of certain cash and cash equivalents that have been designated by the Registrant as being reserved for an acquisition permitted under the Credit Agreement, (iv) permitting limited condition acquisitions and related loans under the Credit Agreement, (v) increasing and/or amending certain baskets to permit the Registrant and its subsidiaries to incur or maintain liens, indebtedness, investments, restrict the payment of certain distributions if certain specified events of default exist and amend the provisions related to the prepayment of junior indebtedness, and (vi) amending the consolidated net leverage ratio test to allow, if the Transaction is consummated and at the Registrant’s election, an elevated consolidated net leverage ratio for the period of four consecutive fiscal quarters then ending not to exceed (x) 5.00 to 1.00 for any period ending September 30, 2023, (y) 4.75 to 1.00 for any period ending on or after December 31, 2023 and on or before September 30, 2024, and (z) 4.00 to 1.00 thereafter.

The foregoing description of the Bridge Commitment Letter and the anticipated Amendment does not purport to be complete and is qualified in its entirety by reference to the Bridge Commitment Letter, a copy of which will be filed with the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2023.

Item 7.01	Regulation FD Disclosure.

On April 24, 2023, the Company announced the signing of the Equity Purchase Agreement described in Item 1.01 above. A copy of the press release announcing the signing of the Equity Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Safe Harbor Statement

Certain matters discussed in this Current Report on Form 8-K and Exhibit 99.1 hereto, including but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, projections as to the anticipated benefits of the proposed transaction; the anticipated impact of the proposed transaction on the Company’s business and future financial and operating results; the expected amount and timing of synergies from the proposed transaction; and the anticipated closing date for the proposed transaction are “forward-looking statements”. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.

Such risks and uncertainties include or relate to, among other things, the following: failure to satisfy all closing conditions, including receipt of regulatory approvals, that may prevent closing of the transaction; the Company may not fully recognize the expected financial benefits from the acquisition due to an inability to recognize operational cost savings, market factors, landfill internalization benefits, or due to competitive or economic factors outside its control which may impact revenue and costs, or for other reasons; and the Company may be unable to achieve its acquisition goals as part of the 2024 strategic plan due to competition for attractive targets or an inability to reach agreement with potential targets on pricing or other terms.

There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-K for the fiscal year ended December 31, 2022, and in other filings that the Company may make with the Securities and Exchange Commission in the future.

The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of Casella Waste Systems, Inc. dated April 24, 2023.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.**

101.LAB	Inline XBRL Taxonomy Label Linkbase Document.**

101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document.**

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101).

**	Submitted Electronically Herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: April 24, 2023	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
President and Chief Financial Officer